EXHIBIT 99.1

                                  NEWS RELEASE

  Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666


                                          CONTACT:  STEPHEN C. FORSYTH
                                                    203-969-0666 EXT. 425
                                                    stephen.forsyth@hexcel.com


                    HEXCEL REPORTS 1999 THIRD QUARTER RESULTS

      NET LOSS OF $30.1 MILLION INCLUDES BUSINESS CONSOLIDATION EXPENSES OF
        $13.6 MILLION AND A $20 MILLION NON-RECURRING NON-CASH CHARGE TO
                     WRITE-DOWN A JOINT VENTURE INVESTMENT

        $28 MILLION IN FREE CASH FLOW FOR THE QUARTER USED TO REPAY DEBT


   -------------------------------------------------------------------------------------------
                                                           Quarter Ended September 30,
                                                ----------------------------------------------
                                                                       Pro Forma
   (In millions, except per share data)                      1999       1998 (a)        1998
   -------------------------------------------------------------------------------------------
   Net sales                                            $   274.1     $   289.3    $   255.3
   Gross margin %                                            18.8%         23.9%        24.2%
   Adjusted operating income % (b)                            6.0%         10.7%        11.1%
   Adjusted EBITDA (c)                                  $    32.0     $    45.6    $    39.4
   Business acquisition and consolidation expenses      $    13.6     $     0.7    $     0.7
   Net income (loss)                                    $   (30.1)    $     9.3    $    11.5
   Adjusted net income (loss) (d)                      $    (1.3)    $     9.7    $    12.8
   -------------------------------------------------------------------------------------------

   Diluted net income (loss) per share                  $   (0.82)    $    0.24    $    0.29
   Adjusted diluted net income (loss) per share (d)     $   (0.04)    $    0.25    $    0.32
   -------------------------------------------------------------------------------------------

(a) Pro forma results give effect to the September 1998 acquisition of Clark-Schwebel as if the transaction had occurred at the beginning of 1998.
(b)  Excludes business  acquisition and  consolidation  ("BA&C")  expenses.
(c) Excludes BA&C expenses, interest, taxes, depreciation, amortization, and equity in income and write-down of an investment in affiliated companies.
(d) Excludes BA&C expenses and other acquisition related costs, net of applicable tax benefits, and a write-down of an investment in an affiliated company.

STAMFORD, CT, October 19, 1999 - Hexcel Corporation (NYSE/PCX: HXL) today reported a net loss for the third quarter of 1999 of $30.1 million, or $0.82 per diluted share, compared with net income of $11.5 million, or $0.29 per diluted share, for the third quarter of 1998. Excluding business acquisition and consolidation expenses of $13.6 million and a non-recurring $20.0 million non-cash charge to write-down a joint venture investment, the net loss per diluted share for the third quarter of 1999 was $0.04. This compares to net income of $0.32 per diluted share for the same period in 1998, excluding business acquisition and consolidation expenses of $0.7 million and other acquisition related costs. Adjusted EBITDA for the quarter was $32.0 million compared with $45.6 million a year ago. For the quarter ended September 30, 1999, Hexcel generated free cash flow (measured as the change in debt net of cash) of $28.2 million. The outstanding balance of the company's debt has now been reduced by $52.8 million since the beginning of the year.

BUSINESS TRENDS
Sales for both the 1999 third quarter and 1999 year-to-date have declined by approximately 5% compared to 1998 pro forma results. The reduction primarily reflects the impact of excess manufacturing capacity in carbon fiber markets and declining Boeing build rates, partially offset by emerging growth in electronic and general industrial markets:

o    CARBON FIBER - Sales of carbon fiber have been  depressed  throughout  1999 due to inventory  adjustments in aerospace markets and greater  competition in industrial applications. Significant increases in the installed capacity of the carbon  fiber  industry  during the past year have made it difficult for the company to sell its own excess carbon fiber capacity,  resulting in an  operating  utilization  rate for the company that is now less than 60%.
     The company anticipates that demand for its carbon fiber products will grow as new military  aircraft  programs move into full scale production and the company develops new applications for its products.
o    COMMERCIAL  AEROSPACE - The supply  chain  impacts of Boeing's  anticipated reduction in aircraft deliveries in 2000 accounted for approximately 60% of the decline in commercial aerospace sales in the quarter.  (Hexcel delivers product into the Boeing  supply chain on average  about six months prior to aircraft delivery). The balance of the decline is attributable to inventory adjustments  in excess of build rate changes by aerospace  customers in the
     US, Europe and certain export markets,  in connection with their efforts to improve working capital and reduce  manufacturing cycle times, and to price reductions for certain  commercial  aerospace products made at the start of the year in response to market conditions.
o    ELECTRONICS  - Sales to the  electronics  market grew in the quarter due to increased  demand  for  lightweight  fabrics  used in the  construction  of multi-layer printed circuit boards. Although prices remained depressed, the increased  sales volumes  lifted dollar margins to the same level as in the
     1998 third quarter.  The company  continues to believe that the electronics market offers growth potential, and anticipates that demand for lightweight glass fabrics will continue to grow, fueled by consumer demand for personal electronics devices.
o    GENERAL  INDUSTRIAL - Increased sales to general industrial markets reflect growing use of Hexcel  materials  in  applications  such as wind energy and automobiles.

THIRD QUARTER GROSS MARGIN AND ADJUSTED EBITDA
Gross margin for the third quarter was $51.5 million, or $17.8 million less than for the 1998 pro forma quarter. The impact of price reductions, unabsorbed costs and inventory effects offset the reductions in costs resulting from lower sales volumes and the company's cost reduction programs. Throughout 1999, the reduced volume of carbon fiber sales and resulting unabsorbed costs in this high fixed cost product line has impacted profitability. The impact on gross margin in the third quarter is estimated to be about $10 million compared to the third quarter of 1998. Lower prices in electronics (net of raw material cost reductions) and commercial aerospace markets account for approximately $6 million of the reduction in gross margin. The margin benefit from the growth in electronics sales volumes fully offset the impact of lower electronics pricing, resulting in dollar margins being at the same level as the third quarter of 1998. Reduced sales volumes from commercial aerospace build rate and inventory reductions, together with all other changes, account for a further $8 million decline. These decrements in gross margin were partially offset by realized cost reductions from the company's previously announced business consolidation initiatives and other actions of approximately $6 million in the quarter. Such cost savings are anticipated to grow in subsequent quarters as the company's cost reduction initiatives are completed.

Adjusted EBITDA for the quarter was $13.6 million lower than for the comparable pro forma quarter in 1998. The impact of lower gross margins was partially offset by lower selling, general and administrative expenses resulting from the company's previously announced cost reduction initiatives.

THE CHALLENGE FOR HEXCEL
Commenting on Hexcel's third quarter results,  Mr. John J. Lee, the Chairman and
CEO observed, "As anticipated, commercial aerospace revenues declined in the quarter as the impact of Boeing's planned lower deliveries for 2000 reduced demand across their supply chain. In most of its businesses, Hexcel is now operating in a year 2000 delivery rate environment. However, this reduction was amplified during the quarter by the efforts of certain customers to lower their inventory levels and move toward shorter manufacturing cycle times. Such efforts are clearly gaining momentum in the aerospace industry, as a number of companies, including Hexcel, accelerate the adoption of lean manufacturing practices. Taken together, these factors resulted in weaker third quarter performance than we had originally anticipated."

"Hexcel is responding to these market challenges," noted Mr. Lee, "by reducing costs, increasing productivity through our business consolidation and Lean
Enterprise initiatives, and by generating cash to repay debt. Actions that we have taken during the last twelve months have eliminated over 700 positions
(approximately 10% of the total workforce), and reduced the company's annual operating costs by more than $25 million. In addition, those actions have significantly reduced inventory and capital expenditures, contributing to our ability to generate free cash flow and repay debt."

Mr. Lee continued, "Having completed our manufacturing capacity review in September, we announced a new business consolidation program focused on manufacturing rationalization. The objectives of this program are to eliminate excess capacity and overhead, improve manufacturing focus and yields, and create additional centers of manufacturing excellence. This new program, which is outlined in more detail in the attached business consolidation fact sheet, is expected to reduce the company's workforce by an additional 400 people, and generate additional annual cost savings of more than $23 million by 2001. The payback on the total program is expected to be achieved in less than eighteen months. Meanwhile, the previously announced closure of our Cleveland, GA facility, which was successfully completed on September 3, 1999, is expected to contribute annual cost savings of another $3.5 million, beginning in the fourth quarter of this year."

NEW BUSINESS CONSOLIDATION PROGRAM
Results for the third quarter of 1999 include $13.6 million of business acquisition and consolidation expenses, most of which is attributable to the new business consolidation program announced on September 27, 1999. The company anticipates that the new program will take a little more than two years to complete, and will result in total business acquisition and consolidation expenses of approximately $30 million, including $12 million of non-cash write-downs. The total cash cost of the program is estimated at $24 million, including $6 million in capital expenditures.

The 1999  third  quarter  results  also  include a  previously  announced  $20.0 million,  non-cash  write-down  of an investment  in a joint  venture,  which is included in "Equity in income and  write-down  of an  investment  in  affiliated companies" in the accompanying condensed consolidated statement of operations.

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   YEAR-TO-DATE RESULTS
   ----------------------------------------------------------------------------------------
                                                       Year-to-Date Ended September 30,
                                                   ----------------------------------------
                                                                     Pro Forma
   (In millions, except per share data)                   1999          1998         1998
   ----------------------------------------------------------------------------------------
   Net sales                                         $   883.0     $   931.3    $   785.6
   Gross margin %                                         21.4%         25.0%        25.4%
   Adjusted operating income %                             8.2%         12.6%        12.8%
   Adjusted EBITDA                                   $   119.6     $   162.4    $   131.1
   Business acquisition & consolidation expenses     $    17.8     $     0.7    $     0.7
   Net income (loss)                                 $   (20.6)    $    47.6    $    48.5
   Adjusted net income                               $    10.9     $    48.0    $    49.8
   ----------------------------------------------------------------------------------------

   Diluted net income (loss) per share               $   (0.56)    $    1.13    $    1.15
   Adjusted diluted net income per share             $    0.30     $    1.14    $    1.18
   ----------------------------------------------------------------------------------------

Hexcel's  net  loss for the nine  months  ended  September  30,  1999 was  $20.6 million,  or $0.56 per diluted  share.  This  compares  with net income of $48.5 million,  or $1.15  per  diluted  share,  for the  first  nine  months  of 1998.
Excluding business acquisition and consolidation expenses of $17.8 million and a
$20.0 million non-cash write-down of an investment in a joint venture during the first nine months of 1999, net income was $0.30 per diluted share. This compares to net income of $1.18 per diluted share for the same period in 1998,  excluding
$1.3  million of  business  acquisition  and  consolidation  expenses  and other related costs.

CASH GENERATION AND DEBT REDUCTION
Mr. Lee noted,  "Hexcel has continued to make  progress in generating  free cash flow to repay debt.  Since  September 30, 1998, the company has generated  $77.2 million in cash for debt reduction, prior to paying the final installment on the
Clark-Schwebel  transaction  in December  1998 ($19.0  million)  and the cost of issuing  our senior  subordinated  notes in January  1999 ($9.5  million).  This compares to our goal of  generating  $100 million in free cash flow for the five quarter period ending December 31, 1999. As business conditions have become more difficult,  we have  become more  aggressive  in  managing  working  capital and capital expenditures,  and have successfully reduced both.  Inventories have now been  reduced by $41.8  million,  or 19%,  since  September  30,  1998.  Capital expenditures  for the first nine months of 1999 were $26.7 million,  compared to
$41.7 million for the comparable 1998 period, a reduction of 36%. Although we do not expect to repeat the  strength of  performance  we have seen in the last two quarters,  we do expect to generate at least $10 million in additional free cash flow in the  fourth  quarter,  and to  continue  to reduce the  leverage  in our balance sheet."

FULL YEAR OUTLOOK
Commenting on the outlook for the rest of the year, Mr. Lee said, "Hexcel will continue to confront challenging conditions in its carbon fiber business and in commercial aerospace markets, as well as ongoing demands from customers in a variety of markets to reduce costs, shorten lead times and improve service. Not only are we committed to meeting and exceeding our customers' expectations, but we are committed to doing so in a manner that will enhance the long-term profitability of Hexcel. As a result, we are continuously evaluating ways to deliver our products and services more quickly and more efficiently. However, it will take some time for our business consolidation and Lean Enterprise initiatives to generate the full amount of the expected benefits. As we look to the last quarter of this year, we expect only nominal improvement in our operating margins as a percentage of sales, and anticipate that net income will remain close to breakeven before business consolidation expenses."

                                      * * *

Hexcel Corporation is the world's leading advanced structural materials company.
It   develops,   manufactures   and   markets   lightweight,    high-performance
reinforcement  products,  composite materials and engineered products for use in commercial  aerospace,  space and defense,  electronics,  general industrial and recreational applications.


--------------------------------------------------------------------------------
                    DISCLAIMER ON FORWARD LOOKING STATEMENTS

This press  release  contains  statements  that are forward  looking,  including statements  relating to market conditions  (including  commercial aircraft build rates, military aircraft build rates, competition and industry capacity),  sales volumes, sales prices, customer inventory reductions, cost reductions,  business consolidation plans and activities  (including  estimated cash costs,  expenses, savings,  personnel  reductions,  and program timing),  operating  margins,  net income, free cash flows and debt reduction. These statements are not projections or assured  results.  Actual  results  may differ  materially  from the  results anticipated  in the  forward  looking  statements  due to a variety of  factors, including but not limited to, changing market conditions,  particularly in Asia, increased competition,  product mix, inability to re-qualify manufacturing sites or products,  and currency  exchange rate changes.  Additional  risk factors are described in the company's  filings with the SEC. The company does not undertake an obligation to update its forward looking  statements to reflect future events or circumstances.
--------------------------------------------------------------------------------


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HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               Unaudited
-----------------------------------------------------------------------------------------------------------------------------
                                                    Quarter Ended September 30,           Year-to-Date Ended September 30,
-----------------------------------------------------------------------------------------------------------------------------
                                                             Pro Forma                                  Pro Forma
(In millions, except  per share data)              1999         1998         1998             1999         1998        1998
-----------------------------------------------------------------------------------------------------------------------------
   Net sales                                  $   274.1    $   289.3    $   255.3        $   883.0    $   931.3   $   785.6
   Cost of sales                                  222.6        220.0        193.5            694.4        698.1       586.4
-----------------------------------------------------------------------------------------------------------------------------
     Gross margin                                  51.5         69.3         61.8            188.6        233.2       199.2

   Selling, general and
     administrative expenses                       29.4         32.1         27.7             97.5         97.0        82.1
   Research and technology expenses                 5.8          6.4          5.8             18.6         18.6        16.9
   Business acquisition and
     consolidation expenses                        13.6          0.7          0.7             17.8          0.7         0.7
-----------------------------------------------------------------------------------------------------------------------------
     Operating income                               2.7         30.1         27.6             54.7        116.9        99.5

   Interest expense                                18.4         16.6          9.5             55.9         49.1        23.2
-----------------------------------------------------------------------------------------------------------------------------
     Income (loss) before income taxes            (15.7)        13.5         18.1             (1.2)        67.8        76.3
   Recovery of (provision for) income
     taxes                                          5.5         (4.9)        (6.6)             0.4        (24.6)      (27.8)
   Equity in income and write-down of an
     investment in affiliated companies           (19.9)         0.7            -            (19.8)         4.4           -
-----------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                        $   (30.1)   $     9.3    $    11.5         $  (20.6)   $    47.6   $    48.5
-----------------------------------------------------------------------------------------------------------------------------

   Net income (loss) per share:
     Basic                                    $   (0.82)   $    0.25    $    0.31         $  (0.56)   $    1.30   $    1.32
     Diluted                                      (0.82)        0.24         0.29            (0.56)        1.13        1.15

   Weighted average shares:
     Basic                                         36.5         36.7         36.7             36.4         36.8        36.8
     Diluted                                       36.5         45.4         45.4             36.4         46.1        46.1
-----------------------------------------------------------------------------------------------------------------------------

The Company's convertible subordinated notes, due 2003, and its convertible subordinated debentures, due 2011, were excluded from the 1999 computations of net loss per share, as they were antidilutive.






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HEXCEL CORPORATION AND SUBSIDIARIES
NET SALES TO THIRD-PARTY CUSTOMERS BY PRODUCT GROUP AND MARKET SEGMENT
--------------------------------------------------------------------------------------------------------------------
                                                                     Unaudited
                               -------------------------------------------------------------------------------------
                                  COMMERCIAL      SPACE &                      GENERAL
(In millions)                     AEROSPACE       DEFENSE      ELECTRONICS    INDUSTRIAL   RECREATION      TOTAL
--------------------------------------------------------------------------------------------------------------------
THIRD QUARTER 1999 NET SALES
  Reinforcement products          $   12.3       $    4.2       $   40.6      $   23.2      $   1.0      $   81.3
  Composite materials                 79.5           26.1              -          16.5         10.5         132.6
  Engineered products                 54.7            3.5              -           2.0            -          60.2
--------------------------------------------------------------------------------------------------------------------
    Total                         $  146.5       $   33.8       $   40.6      $   41.7      $  11.5      $  274.1
                                        54%            12%            15%           15%           4%          100%
--------------------------------------------------------------------------------------------------------------------
PRO FORMA THIRD QUARTER 1998 NET SALES
  Reinforcement products          $   11.2       $    7.0       $   36.5      $   23.1      $   4.4      $   82.2
  Composite materials                113.7           22.5              -          12.6          8.5         157.3
  Engineered products                 45.9            2.6              -           1.3            -          49.8
--------------------------------------------------------------------------------------------------------------------
    Total                         $  170.8       $   32.1       $   36.5      $   37.0      $  12.9      $  289.3
                                        59%            11%            13%           13%           4%          100%
--------------------------------------------------------------------------------------------------------------------
SECOND QUARTER 1999 NET SALES
  Reinforcement products          $   13.4       $    5.5       $   42.2      $   20.9      $   1.2      $   83.2
  Composite materials                101.8           24.4              -          17.7         12.3         156.2
  Engineered products                 48.6            3.4              -           1.3            -          53.3
--------------------------------------------------------------------------------------------------------------------
    Total                         $  163.8       $   33.3       $   42.2      $   39.9      $  13.5      $  292.7
                                        56%            11%            14%           14%           5%          100%
--------------------------------------------------------------------------------------------------------------------
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SEGMENT DATA
-----------------------------------------------------------------------------------------------------------------
                                                                        Unaudited
                                      ---------------------------------------------------------------------------
                                       REINFORCEMENT        COMPOSITE     ENGINEERED     CORPORATE
(In millions)                             PRODUCTS          MATERIALS      PRODUCTS      & OTHER(1)      TOTAL
-----------------------------------------------------------------------------------------------------------------
THIRD QUARTER 1999
-----------------------------------------------------------------------------------------------------------------
  Net sales to external customers         $   81.3         $  132.6     $     60.2     $       -       $  274.1
  Intersegment sales                          24.9              2.1              -             -           27.0
-----------------------------------------------------------------------------------------------------------------
    Total sales                              106.2            134.7           60.2             -          301.1

  Adjusted EBIT(2)                             6.3             12.6            5.8          (8.4)          16.3
  Depreciation and amortization                8.9              5.0            1.0           0.8           15.7
  BA&C expenses                                3.5              8.2            1.3           0.6           13.6
  Write-down of an investment in an
    affiliated company                        20.0                -              -             -           20.0
  Capital expenditures                         3.0              4.2            1.5             -            8.7
-----------------------------------------------------------------------------------------------------------------
PRO FORMA THIRD QUARTER 1998
-----------------------------------------------------------------------------------------------------------------
  Net sales to external customers         $   82.2         $  157.3           49.8     $       -       $  289.3
  Intersegment sales                          30.5              3.1              -             -           33.6
-----------------------------------------------------------------------------------------------------------------
    Total sales                              112.7            160.4           49.8             -          322.9

  Adjusted EBIT                               15.8             18.7            3.6          (7.2)          30.9
  Depreciation and amortization                8.5              4.5            0.9           0.8           14.7
  BA&C expenses                                  -                -              -           0.7            0.7
  Capital expenditures                         4.2              8.0            1.7           1.2           15.1
-----------------------------------------------------------------------------------------------------------------
SECOND QUARTER 1999
-----------------------------------------------------------------------------------------------------------------
  Net sales to external customers         $   83.2         $  156.2     $     53.3     $       -       $  292.7
  Intersegment sales                          31.0              1.8              -             -           32.8
-----------------------------------------------------------------------------------------------------------------
    Total sales                              114.2            158.0           53.3             -          325.5

  Adjusted EBIT                               11.2             19.8            3.6          (8.4)          26.2
  Depreciation and amortization                8.9              5.0            1.0           0.9           15.8
  BA&C expenses                                1.4                -              -             -            1.4
  Capital expenditures                         3.2              3.8            1.4           0.1            8.5
-----------------------------------------------------------------------------------------------------------------

-------------------
(1)  The company does not allocate  corporate expenses to its business segments.
(2)  Consists of earnings  before  interest,  taxes,  business  acquisition  and consolidation  ("BA&C") expenses, and equity in income and write-down of an investment in affiliated companies.
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HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------
                                                                       Unaudited
                                                                    -----------------------------------
                                                                      SEPTEMBER 30,     December 31,
(In millions, except per share data)                                      1999             1998
-------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                           $       7.8      $       7.5
   Accounts receivable                                                      172.5            188.4
   Inventories                                                              182.9            213.2
   Prepaid expenses and other assets                                          6.1             10.1
   Deferred tax asset                                                        24.3             19.8
-------------------------------------------------------------------------------------------------------
   Total current assets                                                     393.6            439.0

Property, plant and equipment                                               618.7            628.5
Less accumulated depreciation                                              (220.4)          (195.9)
-------------------------------------------------------------------------------------------------------
  Net property, plant and equipment                                         398.3            432.6

Goodwill and other purchased intangibles, net of accumulated
   amortization of $21.7 in 1999 and $11.7 in 1998                          414.9            425.4
Investment in affiliated companies and other assets                         105.0            107.2
-------------------------------------------------------------------------------------------------------

Total assets                                                          $   1,311.8      $   1,404.2
-------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease obligations   $      35.7      $      26.9
  Accounts payable                                                           76.5             81.8
  Accrued liabilities                                                       105.4            110.7
-------------------------------------------------------------------------------------------------------
  Total current liabilities                                                 217.6            219.4

Long-term notes payable and capital lease obligations                       752.5            802.4
Indebtedness to related parties                                              24.0             35.7
Other non-current liabilities                                                43.5             44.3
-------------------------------------------------------------------------------------------------------
Total liabilities                                                         1,037.6          1,101.8
-------------------------------------------------------------------------------------------------------

Stockholders' equity:
Preferred stock, no par value, 20.0 stock authorized,
  no stock issued or outstanding in 1999 and 1998                               -                -
Common stock, $0.01 par value, 100.0 stock authorized,
  stock issued and outstanding of 37.2 in 1999 and 1998                       0.4              0.4
Additional paid-in capital                                                  273.2            271.5
Retained earnings                                                            14.3             34.9
Accumulated other comprehensive income (loss)                                (3.0)             6.3
-------------------------------------------------------------------------------------------------------
                                                                            284.9            313.1
Less- treasury stock, at cost, 0.8 stock in 1999 and 1998                   (10.7)           (10.7)
-------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                  274.2            302.4
-------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                            $   1,311.8      $   1,404.2
-------------------------------------------------------------------------------------------------------


Total debt, net of cash                                               $     804.4      $     857.5
-------------------------------------------------------------------------------------------------------
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HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------
                                                                                      Unaudited
                                                                         ------------------------------------
                                                                           Year-to-Date Ended September 30,
(In millions)                                                                   1999             1998
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                         $   (20.6)       $    48.5
  Reconciliation to net cash provided by operating activities:
    Depreciation and amortization                                                47.1             30.9
    Deferred income taxes                                                       (10.8)             7.5
    Business acquisition and consolidation expenses                              17.8              0.7
    Business acquisition and consolidation payments                              (7.8)            (6.9)
    Equity in income and write-down of an investment in
      affiliated companies                                                       19.8                 -
    Working capital changes and other                                            43.6            (29.9)
------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                      89.1             50.8
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                                          (26.7)           (41.7)
  Cash paid for the Clark-Schwebel Business, net of $5.0 of acquired cash            -          (453.0)
  Advances to affiliated companies                                               (2.0)            (1.3)
------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities                                         (28.7)          (496.0)
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds (repayments) of credit facilities, net                              (273.4)           442.3
  Proceeds from long-term debt and capital lease obligations, net               223.6              0.6
  Debt issuance costs                                                           (10.8)               -
  Purchase of treasury stock                                                        -            (10.7)
  Activity under stock plans                                                      1.3              2.1
------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                              (59.3)           434.3
------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                     (0.8)             5.8
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                              0.3             (5.1)
Cash and cash equivalents at beginning of year                                    7.5              9.0
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                  $     7.8        $     3.9
------------------------------------------------------------------------------------------------------------

HEXCEL CORPORATION AND SUBSIDIARIES
SEPTEMBER 1999 BUSINESS CONSOLIDATION PROGRAM
FACT SHEET
--------------------------------------------------------------------------------

PROGRAM OBJECTIVES:

Improve  both  the   company's   responsiveness   to  customer   needs  and  its
profitability   through   rationalization   of  certain  product   manufacturing
operations to:

o    Eliminate excess manufacturing capacity.

o Continue to focus manufacturing into centers of manufacturing excellence based on product technologies or specific customers.

o    Improve manufacturing quality, productivity & cycle times.

o    Reduce manufacturing fixed cost overhead.

PROGRAM DIMENSIONS:

o Total cash cost of $24 million, including capital expenditures of $6 million.

o Total business consolidation expenses of $30 million, of which $12 million is for non-cash write-downs of existing assets.

o    Annualized operating cost savings of more than $23 million by 2001.

o    Net payback on the cash investment in approximately 18 months.

o    Total net workforce reduction of 400 people.

o    Total reduction in occupied floor space of over 250,000 square feet.

SIGNIFICANT PROGRAM ACTIONS:

The business consolidation program consists of a number of initiatives, the most significant of which are:

     REINFORCEMENT PRODUCTS - The consolidation of the production of US glass and aramid fabrics used in industrial and recreational applications into the Anderson, SC facility. Going forward, the Seguin, TX facility will focus on being the US center of excellence for aerospace and carbon fabrics.

     COMPOSITE MATERIALS - The Livermore, CA facility will be the center of excellence for prepregs manufactured by the solvent impregnation process. Production of certain solvent impregnation products at the Lancaster, OH facility will be transferred to Livermore, and Lancaster will focus on the production of prepreg substrates used in Hexcel's manufacture of honeycomb materials and parts.

     The Salt Lake City, UT facility will be the center of excellence for prepregs manufactured by the hot-melt impregnation process. Production of hot-melt impregnation products at the Livermore facility will be transferred to Salt Lake City.

     US marketing, research and technology, and administrative functions will be consolidated into one location.

     ENGINEERED PRODUCTS - The production of engineered structures and OEM aircraft interiors will be consolidated into the Kent, WA facilities, and the Bellingham, WA facility will focus on the design and manufacture of retrofit components for the aircraft interior aftermarket.

OTHER BUSINESS CONSOLIDATION PROGRAMS:

During  1999  Hexcel  has  also  been   working  to  complete   prior   business
consolidation initiatives:

o Completion of the reductions in selling, general and administrative activities in connection with the globalization of the Composite Materials business and the consolidation of the Clark-Schwebel acquisition with Hexcel's existing reinforcement product activities to create a global business unit.

o Closure of the Cleveland, GA fabrics facility, which was completed on September 3, 1999 and is anticipated to generate $3.5 million in annualized savings beginning in the fourth quarter, 1999.

o The sale of a small Italian engineered products business, which was completed in the second quarter, 1999.

o September 1999 year-to-date cash costs associated with these business consolidation activities have been $7.8 million. $4.3 million of this amount ($2.3 million non-cash) has been expensed.

o Personnel reductions associated with these activities have totaled more than 700 people (about 10% of Hexcel's workforce) since September 1998.


SEPTEMBER 1999 BUSINESS CONSOLIDATION PROGRAM
PROJECTED FINANCIAL SUMMARY - UNAUDITED
-----------------------------------------------------------------------------------------
(In millions, except for "Other Facts")           1999    2000    2001    2002   TOTAL
-----------------------------------------------------------------------------------------
Estimated Cash Costs
  Cash expense                                     $ 3     $12     $ 2     $ 1     $18
  Capital expenditures                               -       4       1       1       6
-----------------------------------------------------------------------------------------
   Total                                           $ 3     $16     $ 3     $ 2     $24
-----------------------------------------------------------------------------------------
Estimated Expenses
  Cash expenses (including accruals)               $ 5     $11     $ 1     $ 1     $18
  Non-cash write downs                              11       1       -       -      12
-----------------------------------------------------------------------------------------
   Total                                           $16     $12     $ 1     $ 1     $30
-----------------------------------------------------------------------------------------

Estimated Cash Savings                             $ 1     $12     $23     $24     $60
-----------------------------------------------------------------------------------------

OTHER FACTS
-----------------------------------------------------------------------------------------
  Reduction in personnel                                                           400
  Reduction in occupied space                                      250,000 square feet
-----------------------------------------------------------------------------------------

TOTAL ACCRUED BUSINESS ACQUISITION AND CONSOLIDATION EXPENSES - UNAUDITED
-------------------------------------------------------------------------------------------------------------------
                                                       EMPLOYEE       FACILITY &        NON-CASH
                                                     SEVERANCE &      EQUIPMENT           ASSET
(In millions)                                         RELOCATION      RELOCATION       WRITE-DOWNS        TOTAL
-------------------------------------------------------------------------------------------------------------------
Balance as of January 1, 1999                       $     5.9         $    2.3        $        -        $    8.2
Business acquisition and consolidation expenses           2.1                -               2.1             4.2
Cash expenditures                                        (4.9)            (1.7)                -            (6.6)
Non-cash usage                                              -                -              (2.1)           (2.1)
-------------------------------------------------------------------------------------------------------------------
Balance as of June 30, 1999                         $     3.1         $    0.6        $        -        $    3.7
-------------------------------------------------------------------------------------------------------------------
Business acquisition and consolidation expenses           1.8              0.8              11.0            13.6
Cash expenditures                                        (0.8)            (0.4)                -            (1.2)
Non-cash usage                                              -             (0.2)            (11.0)          (11.2)
-------------------------------------------------------------------------------------------------------------------
Balance as of September 30, 1999                    $     4.1         $    0.8        $        -        $    4.9
-------------------------------------------------------------------------------------------------------------------